Ex. 28(h)(1)(j)

AMENDMENT

To

Transfer Agency and Service Agreement

Between

State Street Institutional Investment Trust,

SSGA Funds

And

Boston Financial Data Services, Inc.

This Amendment is made as of this 27h day of October, 2017, effective 1st day of July, 2017, between Boston Financial Data Services, Inc. (the “Transfer Agent”) and State Street Institutional Investment Trust and SSGA Funds (each, a “Fund” and together, the “Funds”) to the Transfer Agency and Service Agreement between the parties dated June 1, 2015, as amended (the “Agreement”). In accordance with Section 15.1 (Amendment) of the Agreement, the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.	The Fund(s) requests that the Transfer Agent perform market timing review for fully disclosed accounts. Therefore the following Section 1.2(cc) is added to the Agreement:

“(cc) Excessive Trader Change In Investment Direction. The Transfer Agent will monitor the Funds’ fully disclosed accounts using the Excessive Trader Change In Investment Direction application, as applicable. The Transfer Agent will provide the Funds with periodic reports on trading activity in the Funds based on parameters set forth by the Funds, as amended from time to time. Such parameters include a purchase followed by a redemption or a redemption followed by a purchase (Monitor 1) within 30 days and a twenty-five thousand dollar threshold transaction amount. Any exception to these parameters will be agreed upon in writing by the parties. The services to be performed by the Transfer Agent for the Funds hereunder will be ministerial only and the Transfer Agent shall have no responsibility for reviewing market-timing activities. In consideration of the performance of the duties by the Transfer Agent pursuant to this Section 1.2(cc), the Funds agree to pay the Transfer Agent the fees set forth on Schedule 2.1.”

2.	Omnibus Transparency Services. Schedule 1.2(z) Section B 4(a) is hereby replaced with the following:

“(a) Review daily trades for omnibus sub-accounts and fully disclosed accounts utilizing a custom analytic that identifies the following trading scenarios as potential trading violations: a redemption followed by a purchase or a purchase followed by a redemption within a 30 day trading window where all transactions are greater than or equal to $25,000.”

3.	Fee Schedule. Schedule 2.1 Fees and Expenses is hereby amended and replaced with the attached Schedule 2.1.

4.	All defined terms and definitions in the Agreement shall be the same in this amendment (the “October 27, 2017 Amendment”) except as specifically revised by this amendment.

Ex. 28(h)(1)(j)

October 27, 2017, Amendment

Signature Page

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

STATE STREET INSTITUTIONAL INVESTMENT TRUST ON BEHALF OF ITSELF AND EACH OF ITS PORTFOLIOS, INDIVIDUALLY AND NOT JOINTLY, AS LISTED ON SCHEDULE A	BOSTON FINANCIAL DATA SERVICES, INC.

		By:	/s/ George T. Costas

		Name:	George T. Costas

By:	/s/ Ellen M. Needham	Title:	Managing Director

Name:	Ellen M. Needham

Title:	President

As an Authorized Officer on behalf of each of the Funds indicated on Schedule A

SSGA FUNDS ON BEHALF OF ITSELF AND EACH OF ITS PORTFOLIOS, INDIVIDUALLY AND NOT JOINTLY, AS LISTED ON SCHEDULE A

By:	/s/ Ellen M. Needham

Name:	Ellen M. Needham

Title:	President

As an Authorized Officer on behalf of each of the Funds indicated on Schedule A

SCHEDULE 2.1

FEES AND EXPENSES

Effective Date: July 1, 2014 through June 30, 2018

Amended: October 27, 2017

[Intentionally Redacted]

FEES AND EXPENSES

Effective Date: July 1, 2014 through June 30, 2018

Amended: October 27, 2017

(continued)

[Intentionally Redacted]